Exhibit 99.1

(BW)(ACE-LIMITED)(ACE) Brian Duperreault to Retire from ACE Limited,

Serve as Non-Executive Chairman of the Board

HAMILTON, Bermuda—(BUSINESS WIRE)—May 18, 2006—ACE Limited

(NYSE:ACE) announced today that Brian Duperreault, Chairman of the Board, will retire from the Company, effective June 1. Mr. Duperreault will continue to serve ACE in the role of Non-Executive Chairman of the Board of Directors.

Mr. Duperreault joined ACE in 1994 as Chairman, President and Chief Executive Officer following more than 25 years of service with American International Group. In May 2004, he presided over a successful management transition plan and became Chairman of the Company. In his 12 years with the Company, Mr. Duperreault directed a growth and diversification strategy marked by numerous acquisitions, including the 1999 acquisition of the global property and casualty operations of CIGNA Corporation.

Evan Greenberg, President and Chief Executive Officer of ACE Limited, stated: “It is with great emotion that we announce the retirement of Brian Duperreault. Brian transformed ACE from a Bermuda-based specialty writer into a global multi-line corporation. He leaves a legacy of extraordinary leadership and vision that is evidenced today by the company’s strength and vitality. On behalf of all our directors and employees, past and present, as well as all of our shareholders, I want to thank Brian for his enormous contribution to ACE.”

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: http://www.acelimited.com.

CONTACT:    ACE Limited, Hamilton

            Investor Contact:

            Helen M. Wilson, 441-299-9283

            helen.wilson@ace.bm

            or

            Media Contact:

            Robert T. Grieves, 212-827-4444

            robert.grieves@ace-ina.com